Exhibit 99.1
For Immediate Release — November 6, 2008
Telular Corporation Reports Fourth Quarter and Fiscal Year
End 2008 Results
•	Company Delivers Ninth Consecutive Quarter of Profitability

•	Fourth Quarter Gross Margins Improve 650 Basis Points Year-Over-Year

•	Completed Strategic Acquisition of SupplyNet Communications October 1, 2008

•	Company Reports Fiscal Year 2008 Income from Continuing Operations Before non-Cash Items of $8.5 million
CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS)
Telular Corporation, the global leader in transforming analog into wireless communications, today announced financial results for the fourth quarter and fiscal year ended September 30, 2008. Telular reported positive net income from continuing operations for the ninth consecutive quarter and continues to maintain a very strong balance sheet. The Company reported fourth quarter income from continuing operations of $725,000, or $0.04 per diluted share on revenues from continuing operations of $11.5 million.
For fiscal year 2008, the Company reported revenue from continuing operations of $66.2 million, compared to $74.5 million reported in the same period last year. The Company reported fiscal year 2008 income from continuing operations of $6.1 million, or $0.32 per diluted share, as compared to income from continuing operations of $5.6 million, or $0.31 per diluted share, in the same period last year.
For the fourth quarter of 2008 and for fiscal year 2008, income from continuing operations before non-cash items was $1.3 million and $8.5 million, respectively. This compares to $4.2 million and $7.3 million for the same periods last year. Income from continuing operations before non-cash items is a non-GAAP measure which adds back depreciation and stock-based compensation expense to income from continuing operations. For further information, please see the reconciliation of this measure to income from continuing operations in accordance with GAAP, on the last page of this press release.
As compared to the fourth quarter of 2007 when Telguard product sales peaked due to the anticipated analog sunset, Telguard product revenues decreased to $2.9 million. Telguard service revenues were essentially flat compared to the prior year period at $4.7 million. In the fourth quarter of 2008, Telular sold over 18,000 Telguard units and activated roughly 25,000 new Telguard subscribers resulting in nearly 427,000 total Telguard subscribers at quarter end. Terminal sales were $3.9 million in the fourth quarter of 2008 compared to $5.6 million in the prior year period.

“While Telguard sales this quarter were lower than anticipated due to lower demand from our largest Telguard customer, we continued to succeed in effectively managing costs, generating cash and delivering consistent operating profitability,” stated Joe Beatty, president and chief executive officer of Telular Corporation. “We increased recurring service revenues 16% year-over-year, as our subscriber base grew 33% over last year to 427,000 subscribers. Our team remains focused on delivering growth and diversifying our recurring service revenues by developing new machine-to-machine (M2M) applications and expanding into new markets. An important component of this strategy will be our launch into tank-level monitoring services, which we initiated on October 1 through our acquisition of the leading supplier SupplyNet.”
“During the fourth quarter, the Company repurchased over 383,000 shares of common stock for approximately $1.1 million as part of our recently instituted stock repurchase plan,” said Jonathan Charak, chief financial officer of Telular Corporation. “We believe the repurchase of our shares at recent price levels represents an attractive investment. Our repurchase activities reflect the current strength of our balance sheet, our confidence in the future cash flow of the company, as well as on ongoing commitment to build shareholder value.”
“Fiscal 2008 was an important year for Telular as we generated over $10.9 million in cash, decreased operating expenses for the fourth quarter by 22% from the same period in the previous year, and focused on identifying new strategic growth opportunities. We concluded the year with a very strong balance sheet as we carefully managed costs and were prudent with our cash which stood at approximately $21.2 million at the close of the quarter. We believe the combination of our solid, core businesses layered with new growth initiatives will position us for long-term future growth and profitability,” concluded Mr. Beatty.
Investor Conference Call
Telular’s quarterly conference call will be held today at 4:30 P.M. Eastern Time. To participate on the teleconference from the United States and Canada dial 800-866-5043 (International dial 303-262-2211). You may also monitor the call via webcast at www.telular.com (select Earnings Conference Calls in Investor Relations). A replay of the call will be available from Thursday, November 6, 2008 beginning at 7:30pm ET through Sunday, November 9, 2008 ending at 11:59pm ET by dialing 800-405-2236 (enter pass code 11121821#) or internationally at 303-590-3000 (enter pass code 11121821#).
About Telular
Telular Corporation provides event monitoring and wireless access solutions for business and residential customers, enabling analog devices such as phones, faxes and computers to link directly with existing wireless connections. With over 20 years of experience in the wireless industry, Telular Corporation has developed patented technologies, providing businesses and consumers a bridge between their multiple communications technologies and a single wireless connection, delivering remote extension capabilities and access to voice, fax and data streams without significant network investment or disruption. Headquartered in Chicago, IL, Telular Corporation has sales offices in Atlanta and Miami. For more information, please visit www.telular.com.
Investor Relations Contact:

Brinlea Johnson
The Blueshirt Group
(212)-551-1453
brinlea@blueshirtgroup.com
Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2007 Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)
BALANCE SHEETS

	September 30,
	2008	2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$21,168	$10,254
Restricted cash	—	340
Trade receivables, net	6,904	19,723
Inventories, net	10,007	3,500
Prepaid expenses and other current assets	1,023	108
Assets of discontinued operations	4,709	17,959

Total current assets	43,811	51,884

Property and equipment, net	2,016	1,391
Other assets	2,142	2,333

Total assets	$47,969	$55,608

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$7,802	$17,242
Total stockholders’ equity *	40,167	38,366

Total liabilities and stockholders’ equity	$47,969	$55,608

*	At September 30, 2008, 18,960,612 shares were outstanding
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended September 30,
	2008	2007
	(Unaudited)
Net cash provided by (used in) continuing operations:
Net cash provided by operating activities	$7,084	$1,566
Net cash used in investing activities	(750)	(845)
Net cash provided by (used in) financing activities	1,475	(2,490)

	7,809	(1,769)

Net cash provided by discontinued operations	3,105	5,224

Net increase in cash and cash equivalents	$10,914	$3,455

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007
Revenues
Net product sales	$6,763	$21,498	$45,933	$57,136
Service revenue	4,740	4,854	20,221	17,371

Total revenue	11,503	26,352	66,154	74,507

Cost of Sales
Net product cost of sales	4,691	15,064	31,805	40,539
Service cost of sales	2,197	2,423	9,817	9,169

Total cost of sales	6,888	17,487	41,622	49,708

Gross margin	4,615	8,865	24,532	24,799

Operating Expenses
Engineering and development expenses	1,112	1,871	5,171	6,930
Selling and marketing expenses	1,208	1,471	6,287	6,157
General and administrative expenses	1,671	1,782	7,283	6,114

Total operating expenses	3,991	5,124	18,741	19,201

Income from operations	624	3,741	5,791	5,598
Other income, net	101	(43)	310	27

Income from continuing operations before income taxes	725	3,698	6,101	5,625
Provision for income taxes	—	—	—	—

Income from continuing operations	725	3,698	6,101	5,625
Loss from discontinued operations	—	(2,160)	(7,480)	(7,571)

Net income (loss)	$725	$1,538	$(1,379)	$(1,946)

Income (loss) per common share:
Basic
Continuing operations	$0.04	$0.20	$0.32	$0.31
Discontinued operations	—	(0.12)	$(0.39)	$(0.42)

Net income (loss)	$0.04	$0.08	$(0.07)	$(0.11)

Diluted
Continuing operations	$0.04	$0.19	$0.32	$0.31
Discontinued operations	—	(0.11)	$(0.39)	$(0.42)

Net income (loss)	$0.04	$0.08	$(0.07)	$(0.11)

Weighted average number of common shares outstanding:
Basic	19,128,215	18,401,254	19,145,132	18,211,553
Diluted	19,172,400	19,576,772	19,145,132	18,211,553

Reconciliation of Non-GAAP Measures
We use income from continuing operations before non-cash items as an additional measure of our operating performance. This measure is not recognized under generally accepted accounting principles. The reconciliation below demonstrates how we calculate this measure from our financial statements.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Income from continuing operations	$725	$3,698	$6,101	$5,625

Non-cash compensation	352	326	1,705	924
Depreciation	184	161	674	732

Income from continuing operations before non-cash items	$1,261	$4,185	$8,480	$7,281

Income from continuing operations before non-cash items should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States. While we believe that income from continuing operations before non-cash items, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation. Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net loss determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.